EXHIBIT 10.35: SERVICES AGREEMENT BY AND BETWEEN YOUBET.COM AND DAVID MARSHALL, INC. AS AMENDED BY AN AMENDMENT DATED MARCH 27, 2003

                               SERVICES AGREEMENT


         THIS SERVICES AGREEMENT (the "Agreement") is made as of February 1, 2002 (the "Effective Date"), by and between YOUBET.COM, INC., a Delaware corporation, (the "Company"), and DAVID MARSHALL, INC., a California corporation, ("DMI").


                              W I T N E S S E T H:


         THAT, WHEREAS, the Company desires to engage DMI to retain the services of David Marshall ("Mr. Marshall") as Vice Chairman and a member of the Executive Committee of the Company and to provide other consulting services to the Company; and


         WHEREAS, DMI desires to make such services available;


         NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

         1. ENGAGEMENT AND ACCEPTANCE. The Company hereby engages DMI for the services of Mr. Marshall for a term commencing on the Effective Date and, unless extended or sooner terminated as hereinafter provided, continuing until January 31, 2004 (the "Initial term"). The Initial term will renew automatically for successive one (1) year terms (each a "Renewal term") unless a party delivers written notice to the other party terminating the Initial term or a Renewal term, as the case may be, at least ninety (90) days before the expiration of the Initial term or a Renewal term, as the case may be. As used in this Agreement, the word the "Term" shall mean the Initial term and any and all Renewal terms. DMI hereby accepts such engagement.

         2. SERVICES.

         A. POSITION. During the Term, Mr. Marshall shall serve as the Vice Chairman and a member of the Executive Committee of the Company and provide consulting services to the Company as mutually agreed. During the Term, Mr. Marshall will, subject to the provisions contained herein, devote a sufficient amount of his work time to fulfill his duties and responsibilities for the Company and not engage in any interactive gaming activities that are competitive with the business of the Company.

         B. REPORTING. Mr. Marshall shall report solely to the Board of Directors of the Company (the "Board") with respect to Board and Executive Committee duties. With respect to the other services that Mr. Marshall will provide under this Agreement, Mr. Marshall shall report to the Company's Chief Executive Officer. As long as Mr. Marshall is acting as Vice Chairman and a member of the Executive Committee of the Company, he shall be a member of the Board.

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3.       COMPENSATION.

         A. FEES. Subject to upward adjustment as provided below, and except as otherwise provided in Section 3.B. of this Agreement, the Company shall, during the Term of this Agreement, pay to DMI, and DMI agrees to accept, in consideration of making Mr. Marshall's services available to the Company, the sum of (i) two hundred twenty thousand and no/100 dollars ($220,000) per each twelve-month period during the Term, and (ii) the amount of payroll and other taxes that the Company would be required to pay if Mr. Marshall were employed by the Company at a salary equal to the amount payable under clause (i) of this
Section 3.A. (Section 3.A.(i) and (ii) being hereinafter collectively referred to as the "Base Fee"). Except as otherwise provided in Section 3.B. of this Agreement, the Base Fee shall be payable in equal semi-monthly or bi-weekly installments. During the Term, the amount set forth in clause (i) of this
Section 3.A. may be increased on each anniversary of the Effective Date at the discretion of the Board.

         B. TIMING. To the extent that the Company has not paid DMI any Base Fee payments due as of the date this Agreement is executed and delivered, the Company shall pay DMI such payments within five (5) days of the execution and delivery of this Agreement.

C. BONUSES. The Company reserves the right to recognize and reward the Executive's performance and contributions the Executive may make to the Company by awarding the Executive such additional bonus compensation, if any, as the Board may, in its discretion, determine from time to time to be appropriate. Any such bonus may be in cash or stock, as mutually agreed by the Company and DMI. In the event that there is a Change of Control (as defined below), the Company shall issue to DMI a special achievement bonus of three hundred thousand (300,000) shares of common stock of the Company upon such Change of Control (the "Change of Control Bonus").

         D. STOCK OPTIONS. Subject to the availability of shares issuable pursuant to the Company's Stock Option Plan and subject to the applicable rules governing the grant of options under the Company's 1998 Stock Option Plan, DMI is hereby granted one million (1,000,000) options for the Company's common stock pursuant to the Company's 1998 Stock Option Plan. Said stock options will have an exercise price equal to fair market value. As used in the foregoing sentence, "fair market value" means the closing price per share of the common stock of the Company on the Effective Date. Commencing with the Effective Date, DMI's stock options shall vest equally, on a monthly basis, over two (2) years, at the rate of one twenty-fourth (1/24th) per month. All unvested options of DMI shall immediately vest upon a Change of Control defined below and all vested options shall be exercisable for the later of two (2) years following (a) the date of a Change of Control or (b) the period of exercisability provided for in the Company's 1998 Stock Option Plan. Except as otherwise provided in this Agreement, any unvested options shall terminate as provided in the Company's 1998 Stock Option Plan or as otherwise set forth herein. To the extent of any conflict between this Agreement, on the one hand, and the Stock Option plan and/or the 1998 Stock Option Plan Incentive Stock Option Agreement, on the other hand, this Agreement shall control. In no event shall DMI have less than two (2) years after the later of (i) May 15, 2004, or (ii) the end of its engagement under this Agreement by which to exercise any vested options.

         For purposes of this Agreement, the term "Change of Control" shall mean, a merger, acquisition or other corporate transaction where either (i) substantially all the Company's assets or fifty percent (50%) or more of the outstanding common stock of the Company is sold or acquired, or (ii) upon the consummation of any transaction involving over fifty percent (50%) of the assets or outstanding stock of the Company, the Company's existing Board as of the date immediately preceding the consummation of the transaction no longer constitute a majority of the Board as of any date within the twelve (12) consecutive months subsequent to consummation of the transaction, or (iii) TVG, Inc., or any of its related-entities or affiliates, or in conjunction with any of the major U.S. racetracks or their affiliates, owns or controls , directly or indirectly, thirty-three percent (33%) or more of the outstanding common stock of the Company.

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         E. CONTINGENCY. The parties recognize that, as of the Effective Date, the Company's option pool may not have options to satisfy the aforementioned grant to DMI of one million (1,000,000) options for the Company's common stock. In the event that the option pool does not fully satisfy the aforementioned grant by May 15, 2004 or there is a Change of Control as defined above, then the Company agrees that DMI shall have an immediate right to receive the value of the options it would have otherwise been awarded. The value of that right shall be calculated as follows: the difference between (i) the market value of one share of common stock of the Company as of the date that DMI notifies the Company it is exercising its right, and (ii) the option price DMI would have paid for a share of common stock had the Company fully satisfied the aforementioned grant, times the number of options that should have been granted to DMI but which were not granted. DMI may exercise this right, in whole or in part, from time to time and at any time during the five (5) year period following the date it is determined that the Company cannot fully satisfy the aforementioned grant.

         4. BENEFITS.

         A. STAFF. During the Term, the Company shall, at its cost and expense, provide Mr. Marshall with such secretarial and other administrative support as he may reasonably require in connection with the performance of his duties as Vice Chairman and a member of the Executive Committee of the Company.

         B. ADDITIONAL BENEFITS. During the Term, the Company shall, at its cost and expense, provide Mr. Marshall, or reimburse DMI to the extent DMI provides Mr. Marshall, with the following benefits:

         (i) reimbursement of all business-related operating expenses of Mr. Marshall's automobile including registration, gas, oil, maintenance, and repairs;

         (ii) reimbursement of the expenses of an automobile liability insurance policy on Mr. Marshall's automobile, with coverage including Mr. Marshall in the minimum amount of one million and no/dollars ($1,000,000) combined single limit;

         (iii) all benefits and perquisites under any and all formal or informal benefit plans, understandings, arrangements or programs, including cash bonus and incentive plans, pension and profit sharing plans, stock or warrant plans, group insurance, hospitalization, medical, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage (inclusive of insurance related to accidental death or dismemberment), and medical reimbursement plans which are available to the Company's senior executive officers (collectively referred to herein as "Fringe Benefits");

         (iv) reimbursement of Mr. Marshall's cellular phone and long distance phone expenses for calls related to the business of the Company;

         (v) an annual paid vacation of twenty (20) days, which vacation need not be taken in consecutive periods. If Mr. Marshall does not take all such vacation time in any given calendar year, such unused time shall carry forward into the next calendar year and shall be paid upon the expiration or termination of DMI's engagement; and

         (vi) all paid holidays, sick days, and personal days provided by the Company to its senior executive employees.


         5. DEDUCTIONS. The Company shall not deduct from the Base Fee, or any other amounts payable to DMI by the Company, any social security taxes, federal, state or municipal taxes or any other charges and deductions which are required to be made from wages of employees. DMI shall indemnify and hold the

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Company  harmless  from and  against any  damages or  penalties  incurred by the
Company by reason of its not withholding such amounts from amounts payable to DMI hereunder.


         6. REIMBURSEMENT OF CERTAIN EXPENSES. The Company shall promptly reimburse DMI and Mr. Marshall for reasonable out-of-pocket expenses incurred in connection with the Company's business, including travel expenses, food, lodging while away from home, entertainment, telephone expenses, and automobile expenses, subject to such policies as the Company may from time to time reasonably establish. The Company shall reimburse DMI for the reasonable legal fees it incurs in connection with the negotiation and preparation of this Agreement.


         7. CERTAIN OTHER PROVISIONS. Mr. Marshall will comply with all reasonable and lawful policies, procedures and practices of the Company from time to time in effect of which he is provided notice.

8.       CERTAIN AGREEMENTS.

         A. CONFIDENTIAL INFORMATION. DMI and Mr. Marshall shall not during the Term or at any time thereafter (i) except during the Term for the benefit of the Company, disclose to any person not employed by the Company or to any person, firm or corporation not engaged to render services to the Company, or (ii) use for the benefit of either of DMI or Mr. Marshall, or others, any confidential information of the Company obtained by DMI or Mr. Marshall prior to the date hereof, during the Term or any time thereafter, including "know-how," trade secrets, details of supplier's, manufacturer's or distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company provided however, that this provision shall not preclude DMI or Mr. Marshall from (a) upon advice of counsel and after reasonable notice to the Company, making any disclosure required by any applicable law, or (b) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 8 by or on behalf of DMI or Mr. Marshall).

         B. PROPERTY OF COMPANY. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which DMI or Mr. Marshall, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by DMI or Mr. Marshall or made available to DMI or Mr. Marshall concerning the business of the Company shall belong to and remain in the possession of the Company, and shall be delivered to the Company promptly upon the termination of DMI's services with the Company or at any other time upon request and reasonable notice.

         C. NON-INTERFERENCE. DMI and Mr. Marshall will not, during the Term and for a period of one (1) year after the expiration or termination of DMI's engagement with the Company, induce any person who is an employee of the Company to terminate his relationship with the Company.

         D. NON-COMPETITION. Without the prior written consent of the Company, neither Mr. Marshall nor any other employee of DMI shall be employed by the Internet gaming divisions of Magna, Inc., TVG, Inc. or by any other Internet gaming division of a direct competitor of the Company during, or for one (1) year after the expiration or termination of, DMI's engagement with the Company.

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         9. OTHER PROVISIONS.

         A. RIGHTS AND REMEDIES UPON BREACH. If DMI or Mr. Marshall breach, or threaten to commit a breach of, any of the provisions of Section 8 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

         B. SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or ANY part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         C. BLUE-PENCILING. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

         D. ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company's right to the relief provided in this Section 9 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         E. INJUNCTIVE RELIEF. Executive agrees and understands that the remedy at law for any breach by Executive of the provisions of Section 8 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's breach of any provision of Section 8 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of Section 8 hereof which may be available to the Company.

             10.  TERMINATION:

         A. TERMINATION UPON DEATH. If, during the Term, Mr. Marshall dies, DMI shall be entitled to receive the Base Fee up until the date of Mr. Marshall's death, any unpaid bonus for the prior year, payment for unused vacation or other time off benefits, if any, and Fringe Benefits earned through the date of Mr. Marshall's death. In addition, DMI shall receive all vested options, and all unvested options of DMI shall vest during the periods described in Section 3.D. of this Agreement. All such options shall be exercisable for up to the latest of two (2) years from (i) the date of vesting, (ii) Mr. Marshall's death, or (iii) May 15, 2004.

         B. TERMINATION UPON DISABILITY. If, during the Term, Mr. Marshall should become so physically or mentally disabled, whether totally or partially, that Mr. Marshall is unable to perform the duties, functions and responsibilities required hereunder for (i) a period of at least six (6) consecutive months or (ii) shorter periods aggregating at least twelve (12) months ("Disability"), then in such event, the Company may, at any time thereafter, by written notice to DMI and Mr. Marshall, terminate DMI's engagement. Mr. Marshall agrees to submit to reasonable medical examinations upon the request of Company to determine whether he has a Disability. The determination of whether or not Mr. Marshall is subject to a Disability shall be made jointly by Mr. Marshall's doctor ("Mr. Marshall's Doctor") and by a board certified doctor selected by Company of the

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appropriate  recognized  field  of  medicine  or  psychiatric  practice  who has examined Mr. Marshall (the "Company's Doctor"). If Mr. Marshall's Doctor and the Company's Doctor cannot agree on such determination, then they shall select a mutually agreeable board certified doctor or practitioner of the appropriate recognized field of medicine or psychiatric practice (the "Third Doctor") to make the determination. After the Third Doctor has examined Mr. Marshall and reviewed the findings of Mr. Marshall's Doctor and the Company's Doctor, the Third Doctor shall determine whether Mr. Marshall has a Disability, and his or her determination shall be final and binding. The Company and Mr. Marshall shall pay for the cost and expense of their own doctors, and the Company shall pay for the cost of the Third Doctor, should the Third Doctor be required. If DMI's engagement is terminated, as aforesaid, DMI shall be entitled to receive the Base Fee through the date of the termination of DMI's engagement, any unpaid bonus for the prior year, payment for unused vacation, if any, payment for unused vacation or other time off benefits, if any, and Fringe Benefits earned through the date of the termination of DMI's engagement. In addition, DMI shall receive all vested options, and all unvested options of DMI shall vest during the periods described in Section 3.D. of this Agreement. All such options shall be exercisable for up to the latest of two (2) years from (i) the date of vesting, (ii) the termination of DMI's engagement by reason of Mr. Marshall's Disability, or (iii) May 15, 2004.

         C. TERMINATION FOR CAUSE. As used in this Agreement, the term "Cause" means only any of the following:

         (i) DMI's or Mr. Marshall's theft or embezzlement of the Company's money, equipment, or securities;

         (ii) DMI's or Mr. Marshall's conviction of a felony (other than a traffic violation) which results in material injury to the Company;

         (iii) DMI's or Mr. Marshall's willful act of disloyalty that is intended to and results in material injury to the Company;

         (iv)     Mr.   Marshall's    chronic   alcoholism   or   addiction   to
                  non-medically prescribed drugs (provided that such alcoholism or addiction occurs during the Term);

         (v) material breach by DMI or Mr. Marshall of Section 8 of this Agreement with the Company, which breach shall not have been cured within thirty (30) days after receipt by DMI of written notice thereof from the Board, provided, however, that such right of cure will exist only if the material breach has not caused material damage to the Company or;

         (vi) the Company is unable to obtain or renew a license in a jurisdiction which is material to the Company as a result of material actions or omissions on the part of Mr. Marshall, provided, however, that actions or omissions which Mr. Marshall reasonably believed were in the best interests of the Company, or which were taken pursuant to the Articles of Incorporation of the Company or Bylaws of the Company, pursuant to the direction of the Board, or on the advice of legal counsel shall not constitute "Cause."

         The Board shall have the option to terminate the services of Mr. Marshall if there is Cause as defined above. If Mr. Marshall's services are terminated as set forth in this Section 10.C., Mr. Marshall's services shall cease as of such effective date of termination and all compensation shall cease as of such effective date. For purposes of this Agreement, Mr. Marshall's services shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to DMI and Mr. Marshall a copy of a resolution, duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting called and held for this purpose after reasonable notice to DMI and Mr. Marshall and an opportunity for them, together with their counsel, to be heard by the Board, finding that, in the good faith opinion of the Board, DMI or Mr. Marshall, as

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the case may be, is guilty of misconduct  of the type  described in this Section
10.C. hereof and specifying the particulars thereof in detail. Any act or omission of DMI or Mr. Marshall based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company's Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by DMI and Mr. Marshall in good faith and in the best interests of the Company and shall not constitute "Cause."

         D. TERMINATION WITH GOOD REASON OR WITHOUT CAUSE; CHANGE OF CONTROL. If during the Term (i) Mr. Marshall resigns as Vice Chairman and a member of the Executive Committee of the Company for Good Reason (defined below), or (ii) his or DMI's services are terminated without Cause (as defined above), or (iii) there is a Change of Control (as defined above) and DMI's or Mr. Marshall's services for the Company are terminated by reason of such Change of Control as provided in subparagraph (b) below, then upon such event:

                  a. The Company shall (1) pay DMI the Base Fee through the last day of DMI's services, (2) pay DMI any earned but unpaid annual bonus compensation for the prior year of the Term, (3) pay DMI for any unused vacation or other time-off benefits, and (4) pay Mr. Marshall his unpaid reimbursable business expenses incurred by him through the last day of his services.

                  b. The Company shall also pay DMI, in a lump sum, an amount equal to the Base Fee DMI would have received had it remained engaged by the Company for one (1) additional year, provided, however, that if DMI's services are terminated by the Company in connection with a Change of Control (as defined above) or DMI terminates its services in connection with a Change of Control (as defined above) for Good Reason (as defined above), then the Company shall instead pay DMI, in a lump sum, an amount equal to two and 99/100 (2.99) times the average of the Base Fee and bonuses (but not the Change of Control Bonus) that DMI received from the Company during the previous three (3) years, but if DMI has not received from the Company a Base Fee and bonuses for three
         (3) years, then the Company shall instead pay DMI, in a lump sum, an amount equal to two and 99/100 (2.99) times the average of the Base Fee and bonuses (but not the Change of Control Bonus) that DMI received from the Company during the previous two (2) years, otherwise, the Company shall instead pay DMI, in a lump sum, an amount equal to two and 99/100 (2.99) times the current Base Fee and most recent bonus (but not the Change of Control Bonus) that DMI has received from the Company.

                  c. For an additional year, the Company shall continue benefits, at its expense, to Mr. Marshall and his immediate family at least equal to those which would have been provided to him and them in accordance with this Agreement and the plans, programs, practices and policies of the Company if his services had not ended or, if more favorable to Mr. Marshall, as in effect generally at any time thereafter with respect to other executives of the Company and their families, provided, however, that if Mr. Marshall becomes employed by an employer and is eligible to receive reasonably comparable medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits of the Company shall cease.

                  d. All stock options of DMI shall immediately vest and be exercisable for up to the later of two (2) years following (i) the date of the termination of DMI's engagement or Mr. Marshall's services or
         (ii) May 15, 2004.

                  e. The Company will provide Mr. Marshall with (1) a favorable reference; and (2) an agreed-upon designated contact for references. In addition, at Mr. Marshall's option, and taking into account the Company's needs as a public company, an agreed upon statement will be issued to employees and an agreed-upon press release will be issued to the media concerning the departure of Mr. Marshall.

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Mr. Marshall shall not be required to seek employment, and neither he nor DMI shall be required to take other action, in order to mitigate their damages or to be entitled to the benefits and payments above. There shall be no set off against such benefits and payments due or any other amounts of money payable to DMI or Mr. Marshall of any amounts they earn or could have earned from other sources.

         E. GOOD REASON. AS USED HEREIN, "GOOD REASON" SHALL MEAN ONLY:

         (i) withdrawal by the Company from Mr. Marshall of any substantial part of his duties then being performed, or responsibility or authority then being carried, by him, or a material change in Mr. Marshall's reporting lines;

         (ii) assignment by the Company to Mr. Marshall of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Mr. Marshall;

         (iii)    material   reduction   in  the   level   of   Mr.   Marshall's
                  responsibility,   authority,  autonomy,  title,  compensation,
                  perquisites, or benefits;

         (iv) failure to keep Mr. Marshall in office as Vice Chairman and a member of the Executive Committee of the Company and/or on the Board;

         (v) the Company's material breach of this Agreement (or any other agreement between DMI and/or Mr. Marshall, on the one hand, and the Company, on the other hand), and the failure of the Company to cure such breach within thirty (30) days of notice thereof;

         (vi)     material fraud on the part of the Company; or

         (vii) discontinuance of the active operation of the business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.


         F. SEVERANCE. In the event that the Company shall not renew this Agreement pursuant to its terms (and provided that DMI is willing to do so), the Company may, in its discretion, pay DMI an amount up to the Base Fee payable to DMI in the twelve (12) months immediately preceding the expiration of the Term.


         G. COOPERATION AFTER TERMINATION OF AGREEMENT. Following termination of this Agreement, regardless of the reason for such termination, DMI and Mr. Marshall shall reasonably cooperate with the Company in the prosecution of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. DMI and Mr. Marshall acknowledge that Mr. Marshall may be required to give testimony at trial or deposition or give declarations. If Mr. Marshall shall be required to spend a material amount of time, the Company shall compensate DMI at a per diem rate equal to the per diem amount of the Base Fee in effect at the time of the termination, provided, however, that if during the period or periods of time DMI or Mr. Marshall is called upon to cooperate with the Company the Company is paying DMI, then the Company need not pay DMI a per diem rate during any such period. The Company shall use its best efforts to provide Mr. Marshall with reasonable prior notice of any actions required of him and to reasonably accommodate his schedule.


         11. ASSIGNABILITY. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.


         12. ARBITRATION. Except as otherwise provided in Section 9 of this Agreement with regard to the Restrictive Covenants, any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding and final arbitration in the County of Los Angeles, State of California, under the commercial arbitration rules of the American Arbitration Association then existing and judgment on the arbitration award may be entered in any court having jurisdiction of the subject matter over the controversy.


         13. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed in and to be performed solely within the State of California.


         14. ABILITY TO FULFILL OBLIGATIONS. Neither the Company, DMI nor Mr. Marshall is a party to or bound by any agreement that would be violated by the terms of this Agreement.


         15. NOTICE. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:

         To the Company:            You Bet International, Inc.
                                    5901 De Soto Avenue
                                    Woodland Hills, California 91367
                                    Attention:  Chairman of the Board
                                    Fax:    (818) 668-2101

         with a copy to

                                    Loeb & Loeb LLP
                                    10100 Santa Monica Blvd.
                                    Suite 2200
                                    Los Angeles, CA, 90067
                                    Attention: David L. Ficksman, Esq.
                                    Fax: (310) 282-2200

         If to DMI:                 David Marshall, Inc.
                                    9229 Sunset Boulevard
                                    Suite 505
                                    Los Angeles, Calf. 90069
                                    Attention:  Mr. David Marshall
                                    Fax:    (310) 573-9761

         with a copy to:
                                    Funkhouser Vegosen Liebman & Dunn Ltd.
                                    55 West Monroe Street - Suite 2410
                                    Chicago, Illinois 60603
                                    Attention:  Jonathan Vegosen, Esq.
                                    Fax:  (312) 701-6801

by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first above set forth. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third (3) business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

         16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the parties to this Agreement which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waiver any rights or fail to act in any other instance, whether or not similar.


         17. SEVERABILITY. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein and shall be construed in such a manner to maximize its validity and enforceability.


         18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.


         19. HEADINGS. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof. Whenever the term "include," "including," or "included" is used in this Agreement, it shall mean including without limiting the generality of the foregoing.


         20. SURVIVAL OF CERTAIN PROVISIONS. The provisions of Sections 3, 4, 5, 6, 7, 8, 9, 10, 12, 13, 21, and 23 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of Mr. Marshall's services hereunder in accordance with the terms of this Agreement.


         21. ATTORNEYS' FEES. Except as otherwise provided herein, in the event of arbitration with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including the reasonable attorneys' fees and costs, incurred in resolving or settling the dispute. These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled. Without limiting any other right or remedy of DMI or Mr. Marshall, in the event that the Company fails to make any payment due to DMI or Mr. Marshall under this Agreement and such failure continues for five (5) days after written notice thereof to the Company from DMI or Mr. Marshall, then the Company shall also pay DMI or Mr. Marshall, as the case may be, interest on the unpaid amounts at the rate of two percent (2%) per month, compounded, until all unpaid amounts, and all reasonable attorneys' fees and costs associated with collecting such unpaid amounts, are paid in full.


         22. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates, and upon DMI and Mr. Marshall and his executors, administrators, heirs and legal representatives.


         23. INDEMNIFICATION. The Company will indemnify, defend, and hold Mr. Marshall and DMI, and each of them, harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys' fees) and expenses relating to any acts or omissions to act in the course or scope of his duties or services he performs on behalf of the Company and/or while serving as an officer and/or director of the Company, and provide them with indemnification and officers and directors liability insurance at least to the same extent that it provides such indemnification and insurance to the officers and directors of the Company. Mr. Marshall and DMI will have the option to select their own counsel or be represented by counsel for the Company. The Company shall pay for or reimburse Mr. Marshall and DMI for any fees and expenses covered by this Section as and when incurred. The provisions herein shall survive the termination of DMI's engagement and/or of Mr. Marshall's services with the Company for any reason.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly their authorized officers as of the day and year first above written.


YOUBET.COM, INC., a Delaware Corporation


By:

Name:
         Title:


DAVID MARSHALL, INC.

                         AMENDMENT TO SERVICES AGREEMENT


         This Amendment dated as of March 27, 2003 (the "Amendment") to the Services Agreement dated as of February 1, 2002 (the "Agreement") between Youbet.com, Inc. a Delaware corporation (the "Company"), and David Marshall, Inc., a California corporation ("DMI") is made with reference to the following:

         A. Pursuant to Section 3D of the Agreement, DMI was granted options to purchase 1,000,000 shares of the Company's common stock (the "Options"). The parties acknowledge that the issuee of the Options should have been David Marshall, individually, rather than DMI.

         NOW THEREFORE, the Services Agreement is hereby amended as follows:

         1. The Options are hereby granted to David Marshall, individually, retroactive to the date of the grant. Additionally, notwithstanding anything in the Agreement to the contrary, (a) all unvested Options as of the date hereof shall immediately vest; and (b) the Options may be transferable to DMI, its successors or assignees, or a corporation or other entity wholly owned by David Marshall.

         2. In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date and year first above written.

                 Youbet.com, Inc., a Delaware corporation


                 By:
                      Charles Champion
                      President and Chief Executive Officer


                 David Marshall, Inc., a California corporation


                 By:
                      David Marshall
                      Chief Executive Officer